Exhibit 10.29

OPERATING AGREEMENT

FOR

GREAT AMERICAN GROUP MACHINERY & EQUIPMENT, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of April, 2007 (the “Effective Date”), by and among GREAT AMERICAN GROUP, LLC, a California limited liability company (“GAG”), MARC SWIRSKY (“Swirsky”), LESTER FRIEDMAN, an individual (“Friedman”), PAUL ERICKSON, an individual (“Erickson”) and JOHN BANKERT, an individual (“Bankert”). Each of the foregoing individuals and entities is a “Member,” and, collectively, they are the “Members.”

RECITALS

This Agreement is made and entered into with reference to the following facts, each of which is incorporated into and made a material part of this Agreement:

A. On April 10, 2007, the Members caused a limited liability company by the name Great American Group Machinery & Equipment, LLC (the “Company”) to be formed under the Beverly-Killea Limited Liability Company Act (the “Act”) by filing the requisite documents with the Office of the California Secretary of State.

B. The Members desire to enter into this Agreement to provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members do hereby agree as follows:

ARTICLE I - DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code Section 17001.

1.1 “AAA” means the American Arbitration Association.

1.2 “Act” means the Beverly-Killea Limited Liability Company Act (California Corporations Code Sections 17000-17705), including amendments from time to time.

1.3 “After Tax Income” is defined in Section 4.5.

1.4 “Agreement” means this Operating Agreement, as originally executed and as may be amended from time to time.

1.5 “Articles of Organization” is defined in Corporations Code Section 17001(b) as applied to this Company.

1.6 “Assignee” means a person who has acquired a Member’s Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.7 “Assigning Member” means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.8 “Award” is defined in Section 8.18.

1.9 “California Law” means the substantive law of the State of California.

1.10 “Capital Account” means, with respect to any Member, a separate account maintained and adjusted in accordance with Section 3.3.

1.11 “Capital Call Notice” is defined in Section 3.2.

1.12 “Capital Contribution” means, with respect to any Member, the amount of the money and the Fair Market Value of any property (other than money) and/or services contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Internal Revenue Code Section 752) in consideration of a Percentage Interest held by that Member. A Capital Contribution shall not be deemed a loan.

1.13 “Capital Event” means a sale or disposition of any of the Company’s capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.14 “CAR” means the Commercial Arbitration Rules of the AAA.

1.15 Intentionally omitted.

1.16 Intentionally omitted.

1.17 Intentionally omitted.

1.18 Intentionally omitted.

1.19 “Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.20 “Company” means the company named in Section 2.2.

1.21 “Confidential Information” shall mean all trade secrets, “know-how,” customer lists, pricing policies, operational methods, programs, business plans, business proposals, financial projections, financial statements, information related to business opportunities and all other strategic, technical, marketing, sales, financial, operational and other business information of the Company created, developed, produced, or otherwise arising before the date of the Transfer.

1.22 “Corporate Counsel” means Greenberg & Bass, LLP, legal counsel for GAG, GAGAVS and the Company.

1.23 “Decision” is defined in Section 12.1.

1.24 “Defaulting Member” is defined in Section 3.3.

1.25 “Economic Interest” means, with respect to a Membership Interest, the right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to Vote in connection with the business and affairs of the Company or the right to participate in the management of the Company.

1.26 “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

1.27 “Encumbrance” means, with respect to any Membership Interest or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.

1.28 “Expenses” is defined in Section 11.3.

1.29 “Expiration Date” is defined in Section 8.18.

1.30 “Fair Market Value” means, with respect to any item of property of the Company, the item’s adjusted basis for federal income tax purposes, except as follows:

(a) The Fair Market Value of any property and/or services contributed by a Member to the Company shall be the value of that property, as mutually agreed by the contributing Member and the Company;

(b) The Fair Market Value of any item of Company property distributed to any Member shall be the value of such item of property on the date of distribution, as mutually agreed by the distributee Member and the Company;

(c) Fair Market Value for purposes of Section 8.11 shall be as determined under that Section.

1.31 “Forfeiture Event” is defined in Section 8.10.

1.32 “GAGAVS” is defined in Section 10.7.

1.33 “Indemnitees” is defined in Section 11.1.

1.34 “Information Interest” means, with respect to a Membership Interest, the right to receive information concerning the business and affairs of the Company as provided under the

Act, except as limited by the provisions of this Agreement, but does not include any other rights of a Member, including the right to Vote in connection with the business and affairs of the Company or the right to participate in the management of the Company.

1.35 Intentionally omitted.

1.36 Intentionally omitted.

1.37 “Initial Members” means those Persons whose names are set forth in the first paragraph of this Agreement. A reference to an Initial Member means any of the Initial Members.

1.38 “Initiation” is defined in Section 12.1.

1.39 “Involuntary Transfer” means, with respect to any Membership Interest or any element thereof, any Transfer or Encumbrance, whether by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, a receiver, or an assignee for the benefit of creditors.

1.40 “Losses.” See “Profits and Losses.”

1.41 Intentionally omitted.

1.42 “Majority of the Members” means a Member or Members who’s Percentage Interest represent more than fifty (50) percent of the cumulative Percentage Interests of all Members.

1.43 “Manager” means the Person named as such in Article II or the Person who from time to time succeeds any Person as a Manager and who, in either case, is serving at the relevant time as Manager.

1.44 “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member.

1.45 “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to Vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.46 “Membership Interest Certificates” is defined in Section 7.9.

1.47 “Non-Defaulting Member” is defined in Section 3.3.

1.48 “Notice” means a written notice required or permitted under this Agreement. A notice shall be deemed given or sent when deposited, as certified mail or for overnight delivery, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, DHL Worldwide Express, or Airborne Express, for overnight delivery, charges prepaid or charged to the sender’s account; when personally delivered to the recipient; when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the notice to the recipient.

1.49 “Noticing Member” is defined in Section 8.1.

1.50 “Option Date” is defined in Section 8.11.

1.51 “Order” is defined in Section 8.19.

1.52 “Percentage Interest” means the percentage of the total Membership Interests in the Company owned by a particular Member. As of the date of this Agreement, the respective Percentage Interests of the Members are as follows:

GAG	50.25%
Swirsky	33.30%
Friedman	6.61%
Erickson	6.61%
Bankert	3.23%

1.53 “Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.54 “Profits and Losses” means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with IRC Section 703(a).

1.55 “Proxy” has the meaning set forth in the first paragraph of Corporations Code Section 17001(a) (i). A Proxy may not be transmitted orally.

1.56 “Purchasing Member(s)” is defined in Section 8.11.

1.57 “Regulations” (“Reg”) means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.58 “Remaining Members” is defined in Section 8.1.

1.59 “Remaining Members’ Payment” is defined in Section 5.7.

1.60 “Repurchase Event” is defined in Section 8.8.

1.61 “Spousal Consent” is defined in Section 8.13.

1.62 “Substituted Member” is defined in Section 8.13.

1.63 “Successor in Interest” means an Assignee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or assets of a Person.

1.64 “Swirsky’s Payment” is defined in Section 5.7.

1.65 “Transfer,” “Transfers” or “Transferred” means, with respect to a Membership Interest or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, Encumbrance, or other disposition of such a Membership Interest or any element of such Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.66 “Triggering Event” is defined in Section 8.9.

1.67 “Vote” means a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.68 “Voting Interest” means, with respect to a Membership Interest, the right to Vote in connection with the business and affairs of the Company and the right to participate in the management of the Company.

1.69 “Withdrawal” means (including “Withdraw” and similar word forms) means the voluntary withdrawal, retirement or resignation of a Member from the Company. A Member who Withdraws from the Company is referred to herein as a “Withdrawing Member.”

ARTICLE II - ARTICLES OF ORGANIZATION

2.1 The Members have caused the Articles of Organization of the Company to be executed and filed with the Office of the California Secretary of State in accordance with the terms of the Act.

2.2 The name of the Company shall be GREAT AMERICAN GROUP MACHINERY & EQUIPMENT, LLC.

2.3 The principal executive office of the Company shall be at 6330 Variel Avenue, Suite 100, Woodland Hills, California 91367, or such other place or places as may be determined by the Members from time to time.

2.4 The initial agent for service of process on the Company shall be David Adelman, Esq. of Greenberg & Bass LLP, 16000 Ventura Boulevard, Suite 1000, Encino, California 91436. A Majority of the Members may from time to time change the Company’s agent for service of process.

2.5 The purpose of the Company is to perform industrial appraisals and liquidations and to provide other financial services. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section.

2.6 The term of existence of the Company shall commence on the effective date of filing of the Articles of Organization with the California Secretary of State and shall continue until terminated by the provisions of this Agreement or as provided by law.

2.7 The Manager of the Company shall be Swirsky.

2.8 The Company hereby ratifies, confirms and consents to the actions of the organizer named in the Articles of Organization (the “Organizer”) and hereby agrees to release said Organizer from all liability which may result from or in connection with the organization of the Company and all actions taken incident thereto.

ARTICLE III - CAPITALIZATION

3.1 Each Member has contributed or shall contribute, as the case may be, to the capital of the Company as the Member’s Capital Contribution the money, services and/or property specified in Exhibit 3.1 to this Agreement (the “Initial Capital Contribution”). The Fair Market Value of each item of contributed property or services as agreed between the Company and the Member contributing such property or services is set forth in Exhibit 3.1. If a Member fails to make the Initial Capital Contribution within thirty (30) days after the Effective Date, that Member’s entire Membership Interest shall terminate and that Member shall indemnify and hold the Company and the other Members harmless from any loss, cost or expense, including reasonable attorneys’ fees, caused by the failure to make such Initial Capital Contribution. In such case, the Percentage Interests of the Members shall be adjusted accordingly.

3.2 A Majority of the Members may determine from time to time that Capital Contributions in addition to the Members’ Initial Capital Contributions are required to enable the Company to conduct its business (individually, an “Additional Capital Contribution” and collectively, the “Additional Capital Contributions”). On making such a determination, the Manager shall give written notice to all Members at least thirty (30) days prior to the date upon which an Additional Capital Contribution must be made (the “Capital Call Notice”). The Capital Call Notice shall set forth the total amount of the Additional Capital Contribution required from all Members, the specific Additional Capital Contribution required of each Member (as based upon each Member’s Percentage Interest), the purpose for which the Additional Capital Contribution is needed and the date by which the Additional Capital Contribution must be made. The obligation of each Member to make Additional Capital Contributions is mandatory. No Member may voluntarily make an Additional Capital Contribution.

3.3 In the event a Member fails to make an Additional Capital Contribution on the date when upon which it is required to be made as specified in the Capital Call Notice, the Member failing to make such required Capital Contribution (the “Defaulting Member”) shall be deemed to be in breach of its obligations under this Agreement. Thereafter, should the Defaulting Member fail to make such Additional Capital Contribution within ten (10) days of the date of the Company’s written notice of default to the Defaulting Member, the Defaulting Member shall be in default of his obligations under this Agreement, at which time the Defaulting Member’s Percentage Interest shall be reduced proportionately to reflect the fact that the

Defaulting Member failed to make such Additional Capital Contribution and each of the other Members (each, a “Non-Defaulting Member”) Percentage Interest shall be increased proportionately to reflect the fact that it made such Additional Capital Contribution and the Defaulting Member failed to make such Additional Capital Contribution.

3.4 An individual Capital Account shall be maintained for each Member consisting of that Member’s Capital Contribution, as (1) increased by that Member’s share of Profits, (2) decreased by that Member’s share of Losses and Company expenses, and (3) adjusted as required in accordance with applicable provisions of the Code and the Regulations.

3.5 A Member shall not be entitled to Withdraw any part of the Member’s Capital Contribution or to receive any distributions, whether of money or property, from the Company, except as otherwise provided in this Agreement.

3.6 No interest shall be paid on Capital Contributions or on the balance of a Member’s Capital Account.

3.7 A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company, except as otherwise provided in the Act or in this Agreement.

3.8 Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member with respect to the return of a Capital Contribution or distributions or allocations of income, gain, losses, deductions, credits, or items thereof. Notwithstanding the foregoing, in the event that any Member should ever pledge or otherwise encumber any of its assets on behalf of, for the benefit of or in furtherance of the business of the Company, such Member shall be entitled to a priority distribution on no less than a quarterly basis (before the Company makes distributions to any of the Members, including any distributions to such Member, to which it shall remain entitled irrespective of any such priority distribution) in an amount which would represent a reasonable return on investment of the amount so pledged or otherwise encumbered were such Member free to invest such assets; provided, however, in no event shall such amount be less than that which would correlate to an annual return of ten percent (10%).

3.9 If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest (or portion thereof) shall succeed to the transferor’s Capital Account attributable to such interest (or portion thereof).

3.10 Notwithstanding any provisions to the contrary set forth herein, in the event a Majority of the Members determines that it is in the best interests of the Company to borrow funds, and so desire to borrow such funds from any Member, such loan(s) shall be on commercially reasonable terms and shall have a priority return as set forth in Section 4.5.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Except as otherwise set forth in this Agreement, the Profits and Losses of the Company and all items of Company income, gain, loss, deduction or credit shall be allocated, for Company book purposes and for tax purposes, to the Members in accordance with their respective Percentage Interests.

4.2 If any Member unexpectedly receives any adjustment, allocation or distribution described in Reg sections 1.704-1(b) (2) (ii) (d) (4), (5) or (6), items of Company gross income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate any deficit balance in the Member’s Capital Account created by such adjustment, allocation or distribution as quickly as possible. Any special allocation under this Section 4.2 shall be taken into account in computing subsequent allocations of Profits and Losses so that the net amount of allocations of income and loss and all other items shall, to the extent possible, be equal to the net amount that would have been allocated if the unexpected adjustment, allocation or distribution had not occurred. The provisions of this Section 4.2 and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with Reg sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

4.3 Any unrealized appreciation or unrealized depreciation in the values of Company property distributed in kind to Members shall be deemed to be Profits or Losses realized by the Company immediately prior to the distribution of the property and such Profits or Losses shall be allocated to the Capital Accounts in the same proportions as Profits are allocated under Section 4.1. Any property so distributed shall be treated as a distribution to the Members to the extent of the Fair Market Value of the property, less the amount of any liability secured by and related to the property. Nothing contained in this Agreement is intended to treat or cause such distributions to be treated as sales for value. For the purposes of this Section 4.3, “unrealized appreciation” or “unrealized depreciation” shall mean the difference between the Fair Market Value of such property and the Company’s basis for such property.

4.4 In the case of a Transfer of an Economic Interest during any fiscal year of the Company, the Assigning Member and Assignee shall each be allocated Profits or Losses based on the number of days each held the Economic Interest during that fiscal year.

4.5 Except as otherwise set forth in this Agreement and subject thereto, including, without limitation, Section 3.7, all cash resulting from the normal business operations of the Company and from a Capital Event (to the extent the Company’s cash on hand exceeds its current and anticipated financial needs, as may be determined by a Majority of the Members from time to time in its sole and absolute discretion) after taxes (“After Tax Income”) shall be distributed to the Members all at such times and in such amounts as a Majority of the Members may agree in the following priority:

(a) first, in the repayment of any obligation owed to any Member pursuant to the provisions of Section 3.8;

(b) second, in the repayment of any loans by any Member to the Company made in accordance with this Agreement; and

(c) third, the balance to the Members in accordance with the calculation set forth in Exhibit 4.5.

4.6 If the proceeds from a sale or other disposition of an item of Company property consist of property other than cash, the value of that property shall be as determined by a Majority of the Members. If such non-cash proceeds are subsequently reduced to cash, such cash shall be distributed to each Member in accordance with Section 4.5.

4.7 Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article IV, and other credits and deductions to the Members’ Capital Accounts shall be made, before the final distribution is made. The final distribution to the Members shall be made to the Members to the extent of and in proportion to their positive Capital Account balances.

ARTICLE V - MANAGEMENT

5.1 The day-to-day business and operations of the Company shall be managed by the Manager named in Section 2.7 or a successor Manager selected in the manner provided in Section 5.3. Except as otherwise set forth in this Agreement, all other decisions concerning the management of the Company’s business and operations shall be made by a Majority of the Members, except in such instances where the Act mandates otherwise.

5.2 The Manager named in Section 2.7 shall serve until the earlier of:

(a) the occurrence of a Repurchase Event with respect to the Manager;

(b) the occurrence of a Triggering Event with respect to the Manager;

(c) the occurrence of a Forfeiture Event with respect to the Manager;

(d) the Manager’s removal by a Majority of the Members; or

(e) the expiration of the Manager’s term as the Manager, if a term has been designated by a Majority of the Members.

A new Manager shall be appointed by a Majority of the Members on the occurrence of any of the preceding events.

5.3 The new Manager shall be appointed by a Majority of the Members for either a term expiring with the appointment of a successor or a term expiring at a definite time specified by a Majority of the Members in connection with such an appointment. A new Manager who is not also a Member may be removed with or without cause at any time by a Majority of the Members. A new Manager who is a Member may be removed with or without cause at any time by a Majority of the Members and the execution and filing of a Certificate of Amendment of the Articles of Organization of the Company in conformity with the Act, if necessary, to provide that the Company is to be managed by its Members.

5.4 The Manager shall have the powers and duties described in this Article V and such other powers and duties as may be prescribed in this Agreement or by a Majority of the Members. Notwithstanding the foregoing, the Manager shall not take any of the following actions on behalf of the Company unless a Majority of the Members has consented to the taking of such action (unless otherwise mandated by the Act):

(a) Any act that would make it impossible to carry on the ordinary business of the Company;

(b) Any confession of a judgment against the Company;

(c) The dissolution of the Company;

(d) The disposition of all or a substantial part of the Company’s assets not in the ordinary course of business;

(e) The incurring of any debt not in the ordinary course of business;

(f) A change in the nature of the principal business of the Company;

(g) The incurring of any contractual obligation (other than in connection with the Company’s provision of its services to a client) or the making of any capital expenditure with a total cost of more than Fifty Thousand Dollars ($50,000.00);

(h) The incurring of any contractual obligation (other than in connection with the Company’s provision of its services to a client) with a term in excess of one (1) year;

(i) The filing of a petition in bankruptcy or the entering into of an arrangement among creditors;

(j) The entering into, on behalf of the Company, of any transaction which constitutes a “reorganization” within the meaning of the Act; and

(k) The Company’s purchase of a Membership Interest pursuant to Section 8.1.

5.5 The Manager shall devote such time to the conduct of the business of the Company as a Majority of the Members deems necessary from time to time.

5.6 The Manager shall not be entitled to compensation for the Manager’s services unless so determined by a Majority of the Members. The Manager shall be entitled to reimbursement for all expenses reasonably incurred by the Manager in the performance of the Manager’s duties. Reimbursement for any expense in excess of Two Hundred Fifty Dollars ($250.00) must be approved by a Majority of the Members.

5.7 A Majority of the Members may appoint Members and non-Members to be officers of the Company and shall establish the powers and duties and the compensation of such officers. In accordance with the foregoing, the Members hereby agree that Swirsky shall be entitled to receive annual compensation in the amount of One Hundred Seventy Five Thousand Dollars ($175,000.00) (“Swirsky’s Payment”). Further, in accordance with the foregoing, the Members hereby agree that all of the Members other than Swirsky shall also receive collectively annual compensation in the amount of One Hundred Seventy Five Thousand Dollars ($175,000.00) (the “Remaining Members’ Payment”). The Remaining Members’ Payment shall be made to all of the Members other than Swirsky on a pro-rata basis in accordance with their cumulative respective Percentage Interests, without taking into account Swirsky’s Percentage Interest. Swirsky’s Payment and the Remaining Members’ Payment shall be paid by the Company to Swirsky and the Remaining Members, respectively, prior to making any distributions to the Members pursuant to the provisions of Section 4.5(c). Swirsky’s Payment and the Remaining Members’ Payment may be changed or otherwise adjusted from time-to-time by a Majority of the Members, in their sole and absolute discretion. Swirsky, in consideration for Swirsky’s Payment, agrees (a) to remain active in the business of the Company on a full-time basis, (b) to devote his reasonable best efforts and abilities in rendering services to the Company in a competent and professional manner, and (c) to comply with and observe all lawful policies and directives which may be promulgated from time to time by the Company. Swirsky hereby represents and warrants that he has no other outstanding commitments inconsistent with any of the aforementioned requirements. Swirsky acknowledges and agrees that his failure to fulfill any of the obligations imposed upon him pursuant to any of the foregoing items (a), (b) and/or (c) may result in an adjustment of Swirsky’s Payment. Swirsky hereby further acknowledges and agrees that his failure to fulfill any of the obligations imposed upon him pursuant to foregoing item (a) may result in a Triggering Event with regard to his Membership Interest. In the event the Company is no longer making Swirsky’s Payment, the Company shall no longer be obligated to make the Remaining Members’ Payment.

5.8 All assets of the Company, whether real or personal, shall be held in the name of the Company.

5.9 All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by a Majority of the Members. Withdrawal from such accounts shall require the signature of such person or persons as a Majority of the Members may designate.

5.10 A Majority of the Members shall have the power to establish and maintain cash reserves for the Company in such amounts as they may determine are necessary or desirable.

ARTICLE VI - ACCOUNTS AND RECORDS

6.1 Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office and at such other locations as the Manager shall determine from time to time and shall be open to inspection and copying on reasonable Notice by any Member or the Member’s authorized representatives during normal business hours. The costs of such inspection and copying shall be borne by the Member.

6.2 Financial books and records of the Company shall be kept on the accrual method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. Such books and records shall be reviewed by an independent certified public accountant annually. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles and shall be appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31.

6.3 At all times during the term of existence of the Company, and beyond that term if the Manager deem it necessary, the Manager shall keep or cause to be kept the books of account referred to in Section 6.2, together with:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member;

(b) A copy of the Articles of Organization, as amended;

(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the seven (7) most recent taxable years;

(d) An original executed copy or counterparts of this Agreement, as amended;

(e) Any powers of attorney under which the Articles of Organization or any amendments to said articles were executed;

(f) Financial statements of the Company for the seven (7) most recent fiscal years; and

(g) The books and records of the Company as they relate to the Company’s internal affairs for the current and past seven (7) fiscal years.

6.4 Within ninety (90) days after the end of each taxable year of the Company, the Company shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns and a copy of the Company’s federal, state, and local income tax or information returns for such year.

ARTICLE VII - MEMBERS AND VOTING

7.1 The Company’s ownership shall be comprised of one (1) class of Membership Interest. For matters with respect to which the Members are entitled to Vote, any action taken by such Members shall be by a Majority of the Members (unless otherwise specifically set forth in this Agreement), including the following actions:

(a) a decision to continue the business of the Company after any event mentioned in Article IX;

(b) the Transfer of a Membership Interest and the admission of the Assignee as a Member of the Company;

(c) any amendment of the Articles of Organization or this Agreement;

(d) a compromise of the obligation of a Member to make a Capital Contribution;

(e) admission of a new Member and his required Capital Contribution;

(f) a decision with respect to the return of a Capital Contribution or to make monetary distributions to the Members, and the amounts thereof; and

(g) a decision to authorize and/or issue additional classes of Membership.

For matters with respect to which all Members are entitled to Vote, any action taken by such Members shall be by a Majority of the Members (unless otherwise specifically set forth in this Agreement or mandated by the Act).

7.2 The record date for determining the Members entitled to receive Notice of any Meeting, to Vote, to receive any distribution or to exercise any right in respect of any other lawful action shall be the date set by a Majority of the Members; provided that such record date shall not be more than sixty (60), or less than ten (10), calendar days prior to the date of the Meeting, and not more than sixty (60) calendar days prior to any other action. In the absence of any action setting a record date, the record date shall be determined in accordance with California Corporations Code Section 17104(k).

7.3 Meetings of the Members may be called at any time by any Member for the purpose of addressing any matters on which the Members are entitled to Vote. Meetings of all the Members may be called at any time by any Member for the purpose of addressing any matters on which all Members are entitled to Vote. Meetings of the Members may be held at the principal executive office of the Company or at such other location as may be designated by the Manager. Following the call of any meeting, the Manager shall give Notice of the meeting not less than ten (10), or more than sixty (60), calendar days prior to the date of the meeting to all of the Members entitled to Vote at the meeting. The Notice shall state the place, date and hour of the meeting and the general nature of business to be transacted at the meeting. No other business may be transacted at the meeting.

7.4 A quorum at any meeting of Members shall consist of a majority in number (not in Percentage Interest) of all the Members entitled to Vote at that particular meeting, represented in person, by telephone or by Proxy. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of a sufficient number of Members to leave less than a quorum, if the action taken, other than adjournment, is approved by the requisite percentage of Members as specified in this Agreement or the Act. A meeting of Members at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the Vote of a majority of Percentage Interests represented either in person, by telephone or by Proxy. Notice of the adjourned meeting need not be given to Members entitled to Notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless (a) the adjournment is for more than forty-five (45) days, or (b) after the adjournment, a new record date is fixed for the adjourned meeting. In the situations described in clauses (a) and (b), Notice of the adjourned meeting shall be given to each Member entitled to Vote at the adjourned meeting.

7.5 The transactions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if (a) a quorum is present at that meeting, either in person, by telephone or by Proxy, and (b) either before or after the meeting, each of the Members entitled to Vote, not present in person, by telephone or by Proxy, signs either a written waiver of notice, a consent to the holding of the meeting or an approval of the minutes of the meeting. Attendance of a Member at a meeting shall constitute waiver of notice, unless that Member (who must be a Member entitled to Vote at such meeting) objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting.

7.6 Members may participate in a meeting through use of conference telephone or similar communications equipment, provided that all Members participating in such meeting can hear one another. Such participation shall be deemed attendance at the meeting.

7.7 Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Members having not less than the minimum number of Votes that would be necessary to authorize or take that action a meeting at which all Members entitled to Vote thereon were present and voted. If the Members are requested to take any action without a meeting, each Member shall be given notice of the matter to be voted upon in the manner described in this Article. Any action taken without a meeting shall be effective when the required minimum number of Votes have been received. Prompt Notice of the action taken shall be given to all Members who have not consented to the action. After having received the above-referenced notice and prior to taking any action without a meeting, all of the Members shall make commercially reasonable efforts to discuss together such action through use of conference telephone or similar communications equipment.

7.8 At all meetings, a Member may Vote in person or by Proxy. A Proxy may not be transmitted orally. Such Proxy shall be filed with any Member before or at the time of the Meeting, and may be filed by facsimile transmission to a Member at the principal executive office of the Company or such other address as may be given by the Manager to the Members for such purposes.

7.9 The Company may, but shall not be required, to issue certificates evidencing Membership Interests (“Membership Interest Certificates”) to Members of the Company. Once Membership Interest Certificates have been issued, they shall continue to be issued as necessary to reflect current Membership Interests held by Members. Membership Interest Certificates shall be in such form as may be approved by the Members, shall be manually signed by the Members, and shall bear conspicuous legends evidencing the restrictions on transfer and the purchase rights of the Company and Members. All issuances, reissuances, exchanges, and other transactions in Membership Interests involving Members shall be recorded in a permanent ledger as part of the books and Records of the Company.

7.10 No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company. Accordingly, each Member shall indemnify, defend, and hold harmless each other Member and the Company from and against any and all loss, cost, expense, liability, or damage arising from or out of any claim based on any action by such Member in contravention of the first sentence of this Section.

7.11 A Person may acquire a Membership Interest from the Company and be admitted as a new Member only by a Majority of the Members and upon that Person also becoming a party to this Agreement. The Capital Contribution required to acquire a Membership Interest also shall be established by a Majority of the Members. The acquisition of a Membership Interest from the Company by a Person may result in the reduction of the Percentage Interests of all Members.

ARTICLE VIII - TRANSFERS OF MEMBERSHIP INTERESTS

8.1 Except as provided in this Agreement, no Member shall Transfer (whether voluntarily or involuntarily or by operation of law) any portion of his Membership Interest without first offering, in writing, to sell all of such Member’s Membership Interest (a) first (1st) to the Company, (b) if not so purchased by the Company, then second (2nd) to GAG (unless GAG is the Member wishing to Transfer its Membership Interest), (c) if not so purchased by GAG, then third (3rd) to Swirsky (unless Swirsky is the Member wishing to Transfer his Membership Interest), (d) if not so purchased by Swirsky, then fourth (4th) to Friedman (unless Friedman is the Member wishing to Transfer his Membership Interest), (e) if not so purchased by Friedman, then fifth (5th) to Erickson (unless Erickson is the Member wishing to Transfer his Membership Interest), and (f) if not so purchased by Erickson, then sixth (6th) to Bankert (unless Bankert is the Member wishing to Transfer his Membership Interest). Neither GAG, nor Swirsky, nor Friedman, nor Erickson, nor Bankert shall be entitled to this right of purchase under subsection (b) or (c) above unless he is a Member at the time.

8.2 Except as provided in this Agreement, no Member shall voluntarily Transfer his Membership Interest unless (a) he has received a bona fide offer in writing made in good faith in an arm’s length transaction, and (b) he shall first have given Notice to the Company and the other Members of his intention to so Transfer his Membership Interest. The Notice must name the proposed transferee, the price to be paid in connection with the Transfer and the terms of the Transfer. No Member may Transfer less than all of his Membership Interest. For purposes of this Agreement, any Member providing Notice of his intention to Transfer his Membership Interest shall be referred to as the “Noticing Member” and the other Members shall be referred to as the “Remaining Members.” Upon receipt of such Notice from a Noticing Member, the Company shall have fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the Noticing Member and the Remaining Members. The Company shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that the Company elects not to purchase such Membership Interest and GAG is not the Member wishing to Transfer his Membership Interest, then GAG shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the

Noticing Member and the Remaining Members. GAG shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that GAG elects not to purchase such Membership Interest and Swirsky is not the Member wishing to transfer his Membership Interest, then Swirsky shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the Noticing Member and the Remaining Members. Swirsky shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that Swirsky elects not to purchase such Membership Interest and Friedman is not the Member wishing to transfer his Membership Interest, then Friedman shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the Noticing Member and the Remaining Members. Friedman shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that Friedman elects not to purchase such Membership Interest and Erickson is not the Member wishing to Transfer his Membership Interest, then Erickson shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the Noticing Member and the Remaining Members. Erickson shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that Erickson elects not to purchase such Membership Interest and Bankert is not the Member wishing to Transfer his Membership Interest, then Bankert shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest by providing Notice of such election to the Noticing Member and the Remaining Members. Bankert shall have the right to purchase such Membership Interest either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. In the event that neither GAG, Swirsky, Friedman, Erickson nor Bankert elects to purchase such Membership Interest, then some or all of the Remaining Members, as the case may be, shall have an additional fifteen (15) days within which to elect to purchase such Membership Interest on a pro-rata basis by providing Notice of such election to the Noticing Member and the Remaining Members. Some or all of the Remaining Members, as the case may be, shall have the right to purchase such Membership Interest on a pro-rata basis either (a) at the price and terms specified in the Notice, or (b) in the case of an Encumbrance, at the price and terms determined in the same manner as is provided in Section 8.11. Unless the entire Membership Interest which is the subject of the Transfer is purchased by the Company or the Remaining Members, then all of such Membership Interest may be Transferred at any time within one hundred fifty (150) days from the date of the initial Notice of the Transfer to the person specified in such Notice at the price and terms specified in such Notice.

8.3 If the Company or the Remaining Members become aware of a Transfer by a Member of any Membership Interest, when no actual offer has been made to the Company and the Remaining Members as required above, then on the day that the Company or the Remaining Members become aware of such Transfer, the Company and the Remaining Members shall be deemed to have received an offer to sell the Membership Interest of that Member pursuant to Section 8.2.

8.4 Except as expressly provided in this Agreement, a Member shall not Transfer any part of the Member’s Membership Interest in the Company, whether now owned or later acquired, unless a Majority of the Members approve the transferee’s admission to the Company as a Member upon such Transfer and the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) months, will not cause the termination of the Company under the Code. No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has been approved in writing by a Majority of the Members. Such approval may be granted or withheld in the sole discretion of a Majority of the Members. Any Transfer, including, without limitation, any Encumbrance, of a Membership Interest without such approval shall be void.

8.5 Upon the marriage of a Member, the new spouse of the Member shall not acquire any Membership Interest in the Company, by community property or otherwise, and such Membership Interest shall remain the sole and separate property of the Member. Any attempt to transfer such Membership Interest to the spouse or to change the character of the Membership Interest to community property is prohibited and shall be of no force or effect.

8.6 Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member’s spouse, and the Member’s issue; provided that the Member retains a beneficial interest in the trust and all of the Voting Interest included in such Membership Interest, and continues to be active in the Company’s business. A transfer of a Member’s entire beneficial interest in such trust or failure to retain such Voting Interest shall be deemed a Transfer of a Membership Interest.

8.7 A Member may Withdraw from the Company at any time by giving Notice of Withdrawal to all other Members at least sixty (60) calendar days before the effective date of Withdrawal. Withdrawal shall not release a Member from any obligations and liabilities under this Agreement accrued or incurred before the effective date of Withdrawal. Except as otherwise set forth in this Agreement, a Withdrawing Member shall divest himself of his entire Membership Interest before the effective date of Withdrawal in accordance with the Transfer restrictions and purchase option rights set forth in this Article.

8.8 On the happening of any of the following events (the “Repurchase Events”) with respect to a Member, the Company or the other Members shall be required to purchase the entire Membership Interest of such Member in accordance with the provisions of Sections 8.1 and 8.2 at the price and on the terms provided in Section 8.11:

(a) the death of a Member;

(b) the disability of a Member such that the Member is no longer able to participate in the business of the Company (which shall be presumed if, due to a disability, the

Member is unable to participate in the business of the Company for a period of one hundred eighty (180) consecutive days or for a total of two hundred seventy (270) days in any three hundred sixty five (365) day period) and such disability is confirmed by a medical professional selected by the Company in its sole and absolute discretion; or

(c) a declaration by a court of law that a Member is mentally unsound or incompetent.

Each Member shall promptly give Notice of a Repurchase Event to all other Members.

8.9 On the happening of any of the following events (the “Triggering Events”) with respect to a Member, the Company or the other Members shall have the option to purchase all or any portion of the Membership Interest of such Member in accordance with the provisions of Sections 8.1 and 8.2 at the price and on the terms provided in Section 8.11:

(a) the Withdrawal of a Member;

(b) the voluntary resignation or retirement of a Member who is active in the business of the Company on a full-time basis or the failure of such a Member to otherwise remain active in the business of the Company on a full-time basis;

(c) the bankruptcy of a Member resulting in a judicial transfer (as set forth in Section 8.19);

(d) except as may otherwise be set forth in this Agreement, the termination of a Member’s affiliation in any capacity with the Company, GAG and/or GAGAVS for any reason whatsoever, whether voluntary or involuntary; or

(e) except as specifically set forth in this Agreement, the occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Each Member shall promptly give Notice of a Triggering Event to all other Members.

8.10 Notwithstanding anything to the contrary set forth in this Agreement, on the happening of any of the following events (the “Forfeiture Events”) with respect to a Member, such Member’s entire Membership Interest shall terminate (without compensation therefor, to the extent permitted by law) and such Member shall indemnify and hold the Company and the other Members harmless from any loss, cost or expense, including reasonable attorneys’ fees, related to such Forfeiture Event:

(a) the Member’s material breach of any of the provisions of this Agreement which has a direct, substantial and adverse effect on the Company or the other Members (provided, however, a Member shall be given written notice of such breach and three (3) business days after its receipt of such notice within which to remedy such breach to the satisfaction of the other Members if such breach is of a monetary nature or ten (10) business days after its receipt of such notice within which to remedy such breach to the satisfaction of the other Members if such breach is of a non-monetary nature;

(b) the Member’s conviction of a felony (or a lesser crime of moral turpitude) involving his management of, or involvement in, the affairs of the Company, or his rendering of advice or consultation with respect thereto, or which relates to the Company, its properties, business or affairs; or

(c) a material act of dishonesty by the Member involving his management of, or involvement in, the affairs of the Company, or his rendering of advice or consultation with respect thereto, or which relates to the Company, its properties, business or affairs.

8.11 In the event of a situation described in this Article VIII and the Company and/or the other Members have the option or the obligation to purchase a Membership Interest, then the purchase price of the Membership Interest that is the subject of such option or obligation shall be the Fair Market Value of such Membership Interest as determined under this Section, which Fair Market Value shall be computed as follows:

(a) The Fair Market Value of the Membership Interest shall be equal to the Fair Market Value of the Company times the Percentage Interest being sold.

(b) The Members may, but shall not be required, to meet once annually on the anniversary of the Effective Date to determine the Fair Market Value of the Company applicable during the next twelve (12) month period. Each of the Members shall use his best efforts to mutually agree on such Fair Market Value. Such determination must be agreed upon unanimously by the Members. If, at the time an option or obligation to purchase a Membership Interest arises, the Members have not established or have been unable to agree upon a Fair Market Value for the Company, then the Members shall meet again to determine a Fair Market Value for the Company and, again, each of the Members shall use his best efforts to mutually agree on such Fair Market Value. If the Members still cannot agree upon such Fair Market Value within thirty (30) days of the date on which the option is first exercisable or the obligation becomes ripe (collectively, the “Option Date”), the Member whose Membership Interest is the subject of the Transfer shall appoint, within twenty (20) days of the Option Date, one appraiser, and the Manager shall appoint, within twenty (20) days of the Option Date, one appraiser. The two (2) appraisers so appointed then shall, within a period of five (5) additional days, agree upon and appoint a third appraiser. The three (3) appraisers shall, within sixty (60) days after the appointment of the third appraiser, determine the Fair Market Value of the Company in writing and submit their report to all the parties. The Fair Market Value shall be determined by disregarding the appraiser’s valuation that varies the greatest from each of the other two (2) appraisers’ valuations, and the arithmetic mean of the remaining two (2) appraisers’ valuations shall be the Fair Market Value. Each party shall pay for the services of the appraiser selected by it, plus one-half ( 1/2) of the fee charged by the third appraiser.

(c) With respect to the purchase price for the Membership Interest arrived at pursuant to this Section 8.11, the Company or the purchaser of the Membership Interest (the “Purchasing Member(s)”), as the case may be, shall pay not less than twenty-five percent (25%) of the purchase price in cash upon acceptance of an offer or determination of value of the Membership Interest, with the balance due and payable thereafter by the Company or the Purchasing Member(s), as the case may be, at the option of the Company or the Purchasing Member(s), as the case may be), in three (3) equal annual installments. If so elected, the

Company or the Purchasing Member(s), as the case may be, shall execute a promissory note in favor of the Member whose Membership Interest is the subject of the Transfer, which note shall not bear interest.

8.12 Although a Member’s spouse may have a community property interest in the Member’s interest, the Member’s spouse is not a Member and such spouse shall have no Economic Interest, Information Interest, Voting Interest or any other interest other than a community property interest and shall not have the right to participate in the Company’s activities, unless and until the Member’s interest is transferred to the Member’s spouse, and the foregoing events occurring to a Member’s spouse (but not to a Member) shall not constitute a Withdrawal of a Member or result in a Repurchase Event or a Triggering Event.

8.13 Except as specifically set forth in this Agreement, a prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (“Substituted Member”) only (a) upon a Vote of a Majority of the Members, (b) upon such prospective transferee executing a counterpart of this Agreement as a party hereto; and (c) if the prospective transferee is a natural person, upon such prospective transferee causing his/her spouse to execute a “Spousal Consent” in the form attached to this Agreement. Any prospective transferee of a Membership Interest shall be deemed an Assignee and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member. Except as otherwise permitted in the Act, any such Assignee shall be entitled only to receive allocations and distributions under this Agreement with respect to such Membership Interest and shall have no right to Vote or exercise any rights of a Member until such Assignee has been admitted as a Substituted Member. Until the Assignee becomes a Substituted Member, the Assigning Member will continue to be a Member and to have the power to exercise any rights and powers of a Member under this Agreement. Any Person admitted to the Company as a Substituted Member shall be subject to all the provisions of this Agreement.

8.14 In order to fund the payment of the purchase price of his Membership Interest in the event of Swirsky’s death, and to further compensate the Company for the loss of any of his services as a result thereof, the Company may (but shall not be obligated to) maintain in full force and effect a policy or policies of life insurance on the life of Swirsky in the face amount of no more than Two Million Dollars ($2,000,000.00). Such policy or policies shall belong solely to the Company, which, subject to the provisions of this Agreement, reserves all the powers and rights of ownership of it. The Company shall be named as the primary beneficiary of the policy or policies and shall pay all premiums on it as they become due. Notwithstanding the Company’s ownership of such policy, the Company shall not change the name of the beneficiary from the Company without the written consent of the insured, cancel the policy, elect optional methods of payment, convert the policy, borrow against the policy, or in any other way change its nature, value, or the rights under the policy. Any dividends paid on any of the policies before maturity or the insured’s death shall be paid to the Company and shall be used to fund the payment of the purchase price of the Membership Interest in question. Receipt showing payment of premium shall be held by the Manager for inspection by all Members.

8.15 In the event that the Company acquires any Memberships Interests pursuant to any of – the provisions of this Article VIII (either through purchase or through termination), the Membership Interest so acquired shall be retired permanently and the Percentage Interests of the remaining Members shall be increased accordingly, unless determined otherwise by a Majority of the Members.

8.16 No Member shall participate in any Vote or decision in any matter pertaining to the disposition of that Member’s Membership Interest in the Company under this Agreement.

8.17 In the event of any Transfer of a Membership Interest pursuant to the provisions of this Article, then the Transfer shall be closed at the office of the Company on the date and at the time fixed by the Company, which date shall be on or before the date for payment of the down payment of the purchase price. Upon the closing of the sale, the transferor of such Membership Interest shall deliver to the transferee in exchange for any payment due the following: (a) originals of any Membership Interest Certificate(s) which may have been issued by the Company to the transferor evidencing such Membership Interest, properly endorsed to reflect the Transfer; (b) a written assignment memorializing the Transfer of such Membership Interest from the transferor to the transferee, including a representation and warranty by the transferor that such Membership Interest is being transferred free and clear of any liens, charges or encumbrances thereon, endorsed for transfer; and (c) in the event of death, such assignments, certificates of authority, tax releases, consents to transfer, instruments and evidences of title of the transferor and of his compliance with this Agreement as may reasonably be required by counsel for the transferee.

8.18 Notwithstanding any other provisions of this Agreement:

(a) If in connection with the divorce or dissolution of the marriage of a Member, any court issues a decree or order that transfers, confirms or awards a Membership Interest, or any portion thereof, to that Member’s spouse (an “Award”), then, notwithstanding that such transfer would constitute an unpermitted Transfer under this Agreement, that Member shall have the right to purchase from his or her former spouse the Membership Interest, or portion thereof, that was so transferred, and such former spouse shall sell the Membership Interest or portion thereof to that Member at the price set forth in Section 8.11.

(b) If, by reason of the death of a spouse of a Member, any portion of a Membership Interest is transferred to a transferee other than (1) that Member, or (2) a trust created for the benefit of that Member (or for the benefit of that Member and any combination between or among the Member and the Member’s issue) in which the Member is the sole trustee and the Member, as trustee or individually possesses all of the Voting Interest included in that Membership Interest, then the Member shall have the right to purchase the Membership Interest or portion thereof from the estate or other successor of his or her deceased spouse or Transferee of such deceased spouse, and the estate, successor, or Transferee shall sell the Membership Interest or portion thereof at the price set forth in Section 8.11.

(c) If the Member has failed to consummate the purchase within sixty (60) days after the date of the Award or the date of death, as the case may be (the “Expiration Date”), then the other Members shall have the option to purchase from the former spouse or the estate or other successor of the deceased spouse, as the case may be, the Membership Interest or portion thereof pursuant to Section 8.2; provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the death or the date of actual notice of the Award, as the case may be.

8.19 All proposed judicial transfers and sales by order of any court or referee in bankruptcy (an “Order”) of any Membership Interest shall be subject to the terms of this Agreement. In the event a sale or transfer is proposed pursuant to an Order, all of the terms of Section 8.1 shall apply, with the modification that instead of a notice of intention to sell the Membership Interest being delivered to the Remaining Members, a copy of the Order shall be delivered by the proposed transferee which shall state the name and address of the proposed transferee and specify the percentage of the Membership Interest to be sold, the consideration for such Membership Interest and the terms of such sale. For all other purposes of Section 8.1, the receipt of the Order shall be treated as the receipt of the notice of intention to sell. All proposed transfers pursuant to an Order which do not set forth a purchase price capable of valuation which would allow the Remaining Members to exercise their right of first refusal are expressly prohibited. Any purported transfer in contravention of this Section shall be null and void and shall pass no title to the purported transferee. For purposes of this Agreement, a “judicial transfer” shall include but not be limited to the following: (a) the filing of a petition, either voluntary or involuntary, under the provisions, or any chapter, of the Bankruptcy Code; (b) an attachment or levy upon the Membership Interest of a Member which is not released within thirty (30) days of commencement of the attachment or levy; or (c) the appointment of a receiver for the assets of a Member, or an assignment for the benefit of creditors by a Member. No pledgee, judgment creditor, assignee for the benefit of creditors, receiver, trustee in bankruptcy or other holder of a Membership Interest, without regard to the manner of acquisition of the Membership Interest or the nature of the Membership Interest shall sell, donate, pledge, hypothecate, encumber or otherwise further transfer any Membership Interest without complying with the provisions of this Agreement in the same manner as if such holder or person asserting the interest in the Membership Interest was named as a Member in this Agreement.

8.20 In the event of the winding up and dissolution of a corporate Member, or merger or other corporate reorganization of a corporate Member as a result of which the corporate Member does or does not survive as an entity, no Transfer will have occurred. In the event that the corporate Member is the surviving entity, then the corporate Member’s Membership Interest will perpetuate and the corporate Member will continue to be a Member under this Agreement. In the event that the corporate Member is not the surviving entity, the surviving entity will acquire the corporate Member’s Membership Interest, execute a counterpart of this Agreement and become a party hereto and a Member under this Agreement.

8.21 The sale of Membership Interests to the Initial Members has not been qualified or registered under the securities laws of any state, including California, or registered under the Securities Act of 1933, in reliance on exemptions from the registration provisions of those laws. No attempt has been made to qualify the offering and sale of Membership Interests to Members under the any securities laws of the State of California also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred or Encumbered unless registered or qualified under applicable state and federal securities law unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required. The

Member who desires to Transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion. It is the understanding of the Members that the negotiability of the Membership Interests shall be limited by the provisions of this Agreement and no Transfer or Encumbrance of any Membership Interest shall be binding or valid if the same shall be in contravention of any of the terms, provisions or conditions of this Agreement, and the Company shall not recognize or be compelled to recognize as binding or valid any such transfer or Encumbrance is so made in contravention of any of the terms, provisions or conditions of this Agreement.

8.22 A statement shall be written upon the face of each Membership certificate issued to a Member in the following form: “THIS MEMBERSHIP CERTIFICATE IS SUBJECT TO THE RESTRICTIONS AND TERMS OF THAT CERTAIN OPERATING AGREEMENT DATED APRIL 10, 2007.”

8.23 Notwithstanding anything to the contrary set forth in this Agreement, GAG shall have the unrestricted right to assign its Membership Interest in the Company to an affiliate of GAG. For purposes of this Agreement, the term “affiliate” means an individual or entity directly or indirectly controlling, controlled by or under common control with another individual or entity.

ARTICLE IX - DISSOLUTION AND WINDING UP

9.1 The Company shall be dissolved on the first to occur of the following events:

(a) The occurrence of a Repurchase Event, a Triggering Event or a Forfeiture Event involving one of the Members; provided, however, that the Majority of the Members so remaining may within ninety (90) days of the happening of that event Vote to continue the business of the Company, in which case, the Company shall not dissolve. If the remaining the Members fail to so Vote, the remaining Members shall wind up the Company. For purposes of this subparagraph (a), in determining a Majority of the Members, the Percentage Interest of any Member who has died, become incapacitated, become permanently disabled, Withdrawn or become bankrupt or dissolved shall not be taken into account.

(b) The expiration of the term of existence of the Company.

(c) The written agreement of a Majority of the Members to dissolve the Company.

(d) The sale or other disposition of substantially all of the Company’s assets.

(e) Entry of a decree of judicial dissolution under Corporations Code Section 17351.

9.2 On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Members who have not wrongfully dissolved the Company or, if there is no such Members, the Members, shall wind up the affairs of the Company. The Persons winding up the affairs of the Company shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members), the remaining assets of the Company shall be distributed or applied in the following order:

(a) To pay the expenses of liquidation.

(b) To the establishment of reasonable reserves by a Majority of the Members so remaining for contingent liabilities or obligations of the Company. Upon a Majority of the Members so remaining determining that such reserves are no longer necessary, such reserves shall be distributed as provided in this Section 9.2.

(c) To repay outstanding loans from Members. If there are insufficient funds to pay such loans in full, each Member shall be repaid in the ratio that the Member’s loan, together with interest accrued and unpaid thereon, bears to the total of all such loans from Members, including all interest accrued and unpaid thereon. Such repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(d) Among the Members in accordance with the provisions of Section 4.7.

9.3 Each Member shall look solely to the assets of the Company for the return of the Member’s investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Members for indemnification, contribution, or reimbursement.

ARTICLE X - NONCOMPETITION AND CONFIDENTIALITY

10.1 Each Member hereby covenants with the Company and each other Member that, at all times while he is a Member and for a period of one (1) year following the effective date of any Transfer of his Membership Interest, whether voluntary, involuntary, by operation of law, or by reason of any provision of this Agreement, the Member will not, directly or indirectly, through an affiliate or otherwise, (a) engage in any business in any way similar to or competitive with the business of the Company, (b) enter into any agreement or understanding, written or oral, relating to the services of any employee of the Company, or (c) solicit the business of, enter into any agreement, written or oral, or otherwise deal with any customers of the Company, who were such at the time of the Transfer. After the effective date of any such Transfer of a Member’s Membership Interest, these restrictions shall apply only to those states and foreign countries in which the Company has conducted its business prior to such effective date.

10.2 Each Member hereby covenants with the Company and each other Member that whether voluntary, involuntary, by operation of law or by reason of any provision of this Agreement, the Member will not, directly or indirectly, through an affiliate or otherwise, whether knowingly or otherwise, use or disclose, or induce or assist in the use or disclosure of, any Confidential Information (as hereinafter defined), which Confidential Informational shall be kept in the strictest confidence and trust.

10.3 For purposes of this Agreement, the term “affiliate” shall have the meaning set forth in Section 8.23. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through membership, ownership of voting securities, by contract or otherwise.

10.4 Left blank intentionally.

10.5 Each Member hereby stipulates that a breach of the provisions of this Article X will result in irreparable damage and injury to the Company for which no money damages could adequately compensate it. If the Member breaches the provisions of this Agreement, in addition to all other remedies to which the Company may be entitled, and notwithstanding the provisions of Section 12.1, the Company shall be entitled to an injunction to enforce the provisions of this Agreement, to be issued by any court of competent jurisdiction, to enjoin and restrain the Member and each and every Person concerned or acting in concert with the Member from the continuance of such breach. Each Member expressly waives any claim or defense that an adequate remedy at law might exist for any such breach.

10.6 If the provisions contained herein shall be deemed to exceed the time or geographic limits or any other limitation imposed by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

10.7 Notwithstanding anything to the contrary set forth in this Agreement, Andrew Gumaer and Harvey Yellen each shall be permitted to continue their ownership and operation of GAG and all entities and operations affiliated therewith and GAG shall be permitted to continue to operate in its own capacity and in connection with all affiliates thereof, all of which are intentionally omitted from the restrictions imposed by this Article X. Further, notwithstanding anything to the contrary set forth in this Agreement, Friedman and Erickson shall be permitted to continue their employment with GAG, which is intentionally omitted from the restrictions imposed by this Article X. Finally, notwithstanding anything to the contrary set forth in this Agreement, GAG, Friedman, and Bankert shall be permitted to continue their ownership and operation of Great American Group Advisory & Valuation Services, LLC (“GAGAVS”) and Friedman and Bankert shall be permitted to continue their employment with GAGAVS, which is intentionally omitted from the restrictions imposed by this Article X.

ARTICLE XI - INDEMNIFICATION

11.1 To the fullest extent permitted by law, the Members, including any Manager (collectively, the “Indemnitees”), shall, in accordance with this Section 11.1, be indemnified and held harmless by the Company from and against any and all liens, claims, costs, expenses, damages, fines, judgments, settlements, liabilities, losses and other obligations (whether joint or several and including reasonable legal expenses) arising from any and all claims, demands, actions, causes or action, suits or proceedings (civil, criminal, administrative or investigative) in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company, its properties, business or affairs, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct of such Indemnitee was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful (unless there has been a final adjudication in the proceeding that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; or that the Indemnitee did have reasonable cause to believe that the Indemnitee’s conduct was unlawful).

11.2 The Company may also indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was an officer, employee or agent of the Company, against expenses actually or reasonably incurred by such Person in connection with the defense or settlement of such action, if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, except that indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for misconduct in the performance of the Person’s duty to the Company only to the extent that the court in which such action or suit was brought, or another court of appropriate jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that the Person has been successful on the merits or otherwise in defense of any proceedings referred to herein, or in defense of any claim, issue or matter therein, the Person shall be indemnified by the Company against expenses actually and reasonably incurred by the Person in connection therewith. Notwithstanding the foregoing, no Person shall be entitled to indemnification hereunder for any conduct arising from the gross negligence or willful misconduct of such Person or reckless disregard in the performance of his duties hereunder. The term Aagent@, as used in this Section 11.2, shall include a trustee of other fiduciary of a plan, trust, or other entity or arrangement described in Corporations Code Section 207(f).

11.3 Expenses (including attorneys’ fees) incurred in defending any proceeding under Sections 11.1 and 11.2 may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee or Person to repay such amount if it shall ultimately be determined that the Indemnitee or Person is not entitled to be indemnified by the Company as authorized hereunder. “Expenses” as used in this Article XI, includes, without limitation, attorney fees and expenses of establishing a right to indemnification, if any, under this Article XI.

11.4 The indemnification provided by this Article XI shall not be deemed to be exclusive of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to actions in a Person’s official capacity and to actions by such Person in another capacity.

11.5 The Members shall have power to purchase and maintain insurance on behalf of the Company, the Members, officers, employees or agents of the Company and any other indemnitees at the expense of the Company, against any liability asserted against or incurred by them in any such capacity whether or not the Company would have the power to indemnify such persons against such liability under the provisions of this Agreement.

11.6 Notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company; and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

ARTICLE XII - ARBITRATION

12.1 Any controversy, dispute or claim concerning this Agreement or the Company shall be resolved at the request of the Company and/or any Member (“Initiation”) directed to the AAA by a binding arbitration conducted by a single arbitrator in Los Angeles County, California, in accordance with the CAR, except as modified by the terms of this Section 12.1. The request shall be in writing and shall set forth the nature of the matter to be resolved by arbitration. The arbitrator shall apply California Law to the matters which are the subject of the arbitration. The arbitrator shall be limited to the interpretation of this Agreement in accordance with California Law. The arbitrator shall prepare and provide to the parties a written decision (“Decision”) on all matter(s) which are the subject of the arbitration, including factual findings and the reasons which form the basis of the Decision. The Decision shall have the effect and be enforceable in the manner provided by California law. The parties shall share equally all initial costs of arbitration. The prevailing party shall be entitled to recover for the non-prevailing party its attorneys’ fees, costs, and expenses incurred in connection with the arbitration. The parties hereby agree that the Commercial Arbitration Rules are modified as follows: (a) if the parties have not agreed to an arbitrator within sixty (60) days after initiation of arbitration, then the AAA shall appoint a single neutral arbitrator as soon thereafter as practical; (b) the parties shall be permitted discovery under the supervision and rules set by the arbitrator; provided, however, that discovery shall be completed within one hundred twenty (120) days of selection or appointment of the arbitrator; (c) the arbitrator shall have power to impose such sanctions as the arbitrator deems appropriate for failure of a party or counsel for a party to comply with discovery rules established by the arbitrator; (d) a hearing before the arbitrator shall be held no later than one hundred eighty (180) days after initiation of arbitration, unless a hearing is waived by all parties; and (e) no later than fourteen (14) days from the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the arbitrator, the arbitrator shall render a written Decision. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Member from seeking equitable relief in a court of competent jurisdiction located in Los Angeles County, California.

ARTICLE XIII - GENERAL PROVISIONS

13.1 This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties. This Agreement replaces and supersedes all prior written and oral agreements by and among the Members or any of them.

13.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.3 This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

13.4 Any dispute under this Agreement shall only be litigated in any court having its situs within Los Angeles, California, and the parties consent and submit to the jurisdiction of any state or federal court located within such venue which has original jurisdiction over matters which arise within Los Angeles, California.

13.5 This Agreement shall be binding on and inure to the benefit of the Members and their heirs, personal representatives, and permitted successors and assigns.

13.6 Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

13.7 The Members shall promptly execute and deliver any and all additional documents, instruments, notice, and other assurances, and shall do any and all other acts and things reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

13.8 Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

13.9 Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.

13.10 The article, section and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

13.11 This Agreement may be altered, amended or repealed only by a writing signed by all of the Members.

13.12 Time is of the essence of every provision of this Agreement that specifies a time for performance.

13.13 This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

13.14 The Members intend the Company to be a limited liability company under the Act. No Member shall take any action inconsistent with the express intent of the other Members.

13.15 In connection with any lawsuit or arbitration arising out of or relating to this Agreement or the relationship between the Members, the prevailing Member(s) shall be entitled to recover from the non-prevailing Member(s) its reasonable attorney’s fees, and related costs and expenses, as fixed and determined by the court or the arbitrator(s), as the case may be.

13.16 In the event of any conflict between any term of this Agreement and any provision of the Act, the Act shall control and this Agreement shall be reformed to preserve as much as possible its original intent.

ARTICLE XIV - INVESTMENT REPRESENTATIONS

14.1 Each Member hereby represents and warrants to the Company and each other Member as follows:

(a) The Member is acquiring his interest in the Company for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person its or his interest or any part thereof nor dies such Member have any plans to enter into any such agreement.

(b) By reason of his business or financial experience, the Member has the capacity to protect his own interests in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(c) The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

(d) Assuming federal and state securities laws apply to the interests described herein, the Member acknowledges that the interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

ARTICLE XV - CONSENT TO REPRESENTATION

15.1 Each of the Members hereby acknowledges that Corporate Counsel drafted this Agreement and that he: (a) has been advised by Corporate Counsel that his interest in the Agreement may conflict with those of the other Members or the Company; (b) has received from Corporate Counsel a disclosure of the facts causing that conflict of interest; (c) has been advised by Corporate Counsel that this Agreement will have tax consequences; (d) has been encouraged by Corporate Counsel to seek independent legal counsel and other professional advice regarding this Agreement and its tax consequences; and (e) is aware that if a conflict between the parties concerning this Agreement arises in the future, Corporate Counsel may be required to withdraw from representing him in his affiliated capacities with the Company, which would result in expense and inconvenience.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Members have executed or caused to be executed this Agreement on the Effective Date.

“GAG”	“SWIRSKY”

GREAT AMERICAN GROUP, LLC a California limited liability company	/s/ Marc Swirsky
MARC SWIRSKY

/s/ Harvey Yellen
Harvey Yellen, Manager	“FRIEDMAN”

/s/ Andrew Gumaer	/s/ Lester Friedman
Andrew Gumaer, Manager	LESTER FRIEDMAN

“ERICKSON”	“BANKERT”

/s/ Paul Erickson	/s/ John Bankert
PAUL ERICKSON	JOHN BANKERT

COMPANY APPROVAL

Great American Group Machinery & Equipment, LLC hereby approves and agrees to abide by the provisions of that certain Operating Agreement for Great American Group Machinery & Equipment, LLC, dated April 10, 2007.

GREAT AMERICA GROUP MACHINERY & EQUIPMENT, LLC, a California limited liability company

By:	/s/ Marc Swirsky
Marc Swirsky, Its Manager

EXHIBIT 3.1

CAPITAL CONTRIBUTIONS OF THE MEMBERS

GAG	$263,694.00 (contributed by GAG upon execution of the Agreement)

Swirsky	Services Rendered (with an agreed Fair Market Value of $0.00)

Friedman	$34,678.50 (contributed by Friedman upon execution of the Agreement)

Erickson	$34,678.50 (contributed by Erickson upon execution of this Agreement)

Bankert	$16,949.00 (contributed by Bankert upon execution of this Agreement)

TOTAL	$350,000.00

EXHIBIT 4.5

EXEMPLAR CALCULATION FOR CASH DISTRIBUTIONS TO THE MEMBERS

1. Assumed cash available for distribution to the Members (after taking into consideration those items set forth in Section 4.5(a) and Section 4.5(b) (“Available Cash”)		$2,000,000.00

2. Payment to Swirsky Available Cash Less Swirsky’s Payment Less Remaining Member’s Payment	$ $ $	2,000,000.00 175,000.00 175,000.00

Remaining cash for distribution to the Members (“Remaining Cash”)		$1,650,000.00

3. Distributions to the Members Remaining Cash multiplied by GAG’s Percentage Interest of 50.25% (“GAG’s Distribution”)		$829,125.00

Remaining Cash multiplied by Swirsky’s Percentage Interest of 33.30% (“Swirsky’s Distribution”)		$549,450.00

Remaining Cash multiplied by Friedman’s Percentage Interest of 6.61% (“Friedman’s Distribution”)		$109,065.00

Remaining Cash multiplied by Erickson’s Percentage Interest of 6.61% (“Erickson’s Distribution”)		$109,065.00

Remaining Cash multiplied by Bankert’s Percentage Interest of 3.23% (“Bankert’s Distribution”)		$53,295.00